EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for June 2012

WHITE PLAINS, N.Y., June 18, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) released its June newsletter today.

Growth Amidst Uncertainty

As Europe continues to be unsettled, the signs of a U.S. economic slowdown this Spring have created a choppy environment for deal flow. Private equity funds continue to experience an inflow of capital as investors seek a place to find real returns, resulting in a strong appetite for transactions. However, the weak economy and the dynamics of politics in a presidential election year have increased the likelihood of a compromise on the higher tax rates expected for next year. The result has been steady M&A activity and a strong deal pipeline but not at the levels we previously expected at the beginning of this year. We believe the uncertainty is having an impact near-term, but we continue to expect a surge to build towards year-end.

Despite transient market jitters, transaction multiples have been moving steadily towards the higher end of the recent historical range of late. We attribute this to an increased lending appetite among certain segments of the banking sector. For example, regional banks have a longer implementation period before Basel III's stricter capital requirements restrict their activities as they already have for the world's largest money center institutions. We are pleased with the recent ruling that all banks with over $1 billion of assets will be subject by 2019 to the stricter standards because this will create a larger gap in funding that our sector will be able to exploit in the long run. However, in the near term, these institutions are awash in liquidity in a low rate environment and appear eager to deploy capital into opportunities with higher return potential than traditional risk-free assets such as U.S. Treasuries. Although the resulting frothiness has led us to be more selective in our deal participation, we are involved with a number of attractive transactions this quarter that meet our return and underwriting standards.

Robust Gross and Net Asset Deployment

Fifth Street has closed approximately $180 million of gross originations so far during our third fiscal quarter. This figure reflects a solid quarter of deal activity thus far and is within our previously announced guidance of $100 million to $300 million per quarter. We believe this strong showing stems from the deep inroads we have made with sponsors, who continue to value our enduring, relationship-oriented approach. We expect to end the June 30 quarter with a slight uptick in the number of companies in our portfolio – with an aggregate value of approximately $1.2 billion.

As expected, early repayments have normalized, reverting to historical levels after a record-setting pace during our second fiscal quarter of 2012. We remain encouraged by the projections for activity for the remainder of 2012. As greater clarity emerges and restores confidence to the market, we anticipate that deal flow will continue to accelerate, leading to a healthy year-end for M&A transactions.

Strategic Use of Capacity

In the past, we have successfully capitalized on market dislocations by having substantial available capacity relative to our competitors. We project that we will have available capacity of approximately $400 million to reach our target leverage of 0.6x our equity (excluding our SBA leverage). With this strong capital position, we have the ability to take advantage of further spikes in the demand for financing. With the equity we raised earlier this year, along with the ability to access the investment grade debt capital markets opportunistically, we expect to be able to demonstrate the full earnings power of our platform going forward without the need to raise new equity in the near term. This quarter, we were pleased to receive our second SBIC license through one of our subsidiaries, and because we had pre-funded the equity capital earlier this year, we can utilize the license with our equity and expect to begin to draw the leverage later this year.

Growing Midwest Presence

Fifth Street's investment in its Midwest presence continues to yield positive results. During the past year, we were shown nearly 200 deals from over 20 different Chicago sponsors—a 20% increase in the number of deals shown to us relative to the prior year.

From a portfolio perspective, over 15% of our overall debt portfolio is now associated with a Chicago sponsor. On the heels of this success, we have bolstered our Midwest presence with a new underwriting team to be based in our Chicago office. Co-locating underwriting and origination will further demonstrate our clear commitment to this strategic market as well as the highly-regarded private equity sponsor relationships we have cultivated there.

Brand Boosts Talent Acquisition

To ensure we are appropriately staffed to pursue attractive opportunities to put capital to work, we are actively recruiting new talent. By the end of the June 30 quarter, we are projecting a total staffing level of over 45 employees throughout Fifth Street's institutional platform.

We are extremely pleased with the caliber of professionals the Fifth Street brand continues to attract. Our size and investment grade debt ratings have both enhanced our stature and boosted our appeal to a highly desirable talent pool within the broader finance community.  Dean Choksi, who recently joined as Head of Investor Relations, is a great example of our expanding talent base. Dean has over 11 years of experience in equity research, primarily focused on REITs and BDCs—including Fifth Street. Prior to joining, he served as U.S. Equity Research Director at UBS. Dean's extensive equity research background will be a terrific asset as we continue to raise our profile in the investment community.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         CJP Communications
         (203) 254-1300 ext. 141
         CJP-FifthStreet@CJPCom.com